Exhibit 10.26

MICHAELS STORES, INC.

OFFICER SEVERANCE PAY PLAN

Established April 17, 2008 and Amended as of May 20, 2014 and December 9, 2014

I.                                        PURPOSE

This Plan has been established by Michaels Stores, Inc. (the “Company”) to provide certain severance benefits, subject to the terms and conditions set forth, to designated officers in the event that his/her employment is permanently terminated as a result of a Qualifying Termination, as described below.  As a severance pay plan, this Plan is intended to comply with all applicable requirements of the Employee Retirement Income Security Act of 1974 (“ERISA”) and the regulations promulgated under ERISA for top hat employee welfare benefit plans and is to be interpreted in a manner consistent with those requirements.  This document contains the provisions of the Plan and the Summary Plan Description.  This Plan also is intended to comply with the applicable requirements of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986 as amended (the “Code”) and is to be interpreted and administered in a manner consistent with those requirements.

II.                                   ELIGIBILITY TO PARTICIPATE

In order to be eligible to be a participant in this Plan (a ‘Participant’), an individual must be employed by the Company in a position with the title of Vice President (or equivalent, as approved by the Compensation Committee), Senior Vice President, Executive Vice President, or President.  No other individual will be considered a Participant.

III.                              QUALIFICATIONS FOR RECEIPT OF PLAN BENEFITS

In order to qualify for benefits under this Plan, a Participant must meet all of the following qualifications:  (A) must have a Qualifying Termination, as defined in Section IV below; (B) must not be eligible for severance pay or other termination benefits under any other severance pay plan or under any employment agreement or other agreement with the Company or any of its Affiliates (including without limitation a change-of-control or like agreement) at the time of the Qualifying Termination;  (C) must sign and return, following the Termination Date, a timely and effective separation agreement and release of claims in the form attached to this Plan and marked “Exhibit A” (the “Agreement and Release”); and (D) must comply with the post-employment obligations set forth in Section VII(B) of this Plan.

IV.                               QUALIFYING TERMINATION

A Participant’s termination of employment is a Qualifying Termination only if all of the following requirements are met and such termination is not enumerated in the list of exclusions in Section V:

A.            The Participant is on the active payroll or is on an approved leave of absence with a right to reinstatement at the time employment terminates;

B.            the Participant’s employment is terminated by the Company other than for “Cause” (as hereafter defined) and other than as a result of death or Disability;

C.            the Participant is not offered other employment with (1) an Affiliate of the Company (as hereafter defined), (2) a successor of the Company (a “Successor”) or (3) a purchaser of some or all of the assets of the Company (a “Purchaser”) (a) in a position which the Participant is qualified to perform regardless of whether the Participant is subject to, among other things, a new job title, different reporting relationships or a modification of Participant’s duties and responsibilities, (b) that, when compared with the Participant’s last position with the Company, provides a comparable base salary and bonus opportunity, and (c) there is no change in Participant’s principal place of employment to a location more than 35 miles from the Participant’s principal place of employment immediately prior to the Qualifying Termination;

D.            the Participant has not accepted employment, in any position, with an Affiliate, a Successor or a Purchaser at the time he or she otherwise qualifies for benefits under this Plan; and

E.             the Participant continues employment until the termination date designated by the Company or such earlier date to which the Company agrees; and, during the period from the date the Participant receives notice of termination until the Termination Date, the Participant continues to perform to the reasonable satisfaction of the Company.

V.                                    EXCLUSIONS

The following are examples of events which would not be a Qualifying Termination under this Plan. This is not an exclusive list.

A.            The Participant resigns, retires or otherwise voluntarily leaves his/her employment with the Company; or

B.            the Participant’s employment terminates as a result of death or Disability; or

C.            the Participant’s employment is terminated by the Company for Cause; or

D.            the Participant is offered other employment with an Affiliate, Successor or a Purchaser in a position that he or she is qualified to perform, with a comparable base salary and bonus opportunity and there is no change in Participant’s principal place of employment to a location more than 35 miles from the Participant’s principal place of employment immediately prior to the Qualifying Termination; or

E.             the Participant accepts any employment with an Affiliate, a Successor or a Purchaser.

VI.                               BENEFITS UNDER THE PLAN

A.            As the sole benefits under this Plan and subject to all Plan terms and                 conditions, a Participant will be entitled to the following:

(1)               Severance Pay:

(a)   A Participant in the position of Vice President (or equivalent, as approved by the Compensation Committee) at the time of a Qualifying Termination who has less than two years of service from his/her most recent date of hire by the Company will be eligible for six (6) months of severance pay and such a Participant with two or more years of service from his/her most recent date of hire by the Company will be eligible for twelve (12) months of severance pay.

(b)   A Participant in the position of Senior Vice President, Executive Vice President or President at the time of a Qualifying Termination who has less than two years of service from his/her most recent date of hire by the Company will be eligible for twelve (12) months of severance pay and such a Participant with two or more years of service from his/her most recent date of hire by the Company will be eligible for eighteen (18) months of severance pay.

(c)   One month of severance pay is equal to one-twelfth (1/12th) of a Participant’s base salary at the annual rate in effect at the time termination occurs.  Automobile allowance, if applicable, is not included in severance pay nor is it considered part of a Participant’s base salary.

(d)   Years of service means the total number of consecutive completed years of service with the Company.

(e)   “Severance Period” means the period during which a Participant receives severance pay pursuant to Section VI(A)(1)(a) or (b) above.

(2)               Pro-Rated Annual Bonus:

Provided that the Participant is participating in a Company executive annual bonus plan for the fiscal year in which the Participant has a Qualifying Termination hereunder, the Participant shall be entitled to receive a pro-rated annual bonus, if earned based on actual performance for the full fiscal year, based upon the number of full months that the Participant was employed by the Company during such fiscal year, to be paid as provided for in Section VI(B).  Participants whose Termination Date occurs before the 15th of a month will not receive credit for that month.  Participants whose Termination Date occurs on or after the 15th of a month will receive credit for that month.  For avoidance of doubt, for a Participant eligible to receive a pro-rated earned annual bonus pursuant to this Section VI(A)(2), the individual performance appraisal portion of the Participant’s bonus will be calculated based upon the Company’s lowest merit eligible rating.

(3)               Welfare Benefits:

(a)   In the event of a Qualifying Termination hereunder, the Participant shall be entitled to receive during the Severance Period cash welfare benefit payments (“Welfare Benefit Payments”).

(b)   The Welfare Benefit Payments shall be paid at a rate equal to (i) the Company-paid portion of the group medical and dental plan premiums in effect for the Participant (and his/her spouse and dependents, as applicable) immediately prior to the Termination Date, as pro-rated for each payroll period, multiplied by (ii) 130%.

(c)   Except for any right the Participant may have under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) to elect to continue participation in the Company’s group medical, vision, and dental plans at the Participant’s sole cost and expense, the Participant’s (and his/her spouse’s and eligible dependents’, as applicable) participation in all employee benefit plans of the Company shall terminate in accordance with the terms of the applicable benefit plans as of the Termination Date, without regard to any continuation of base salary, Welfare Benefit Payments, or other payment to the Participant following termination.

B.            Benefits payable to a Participant under Section VI(A) shall be reduced by all taxes and other amounts that are required to be withheld under applicable law.  Severance pay under Section VI(A)(1), which shall be payable in the form of salary continuation, and Welfare Benefit Payments under Section VI(A)(3) shall be paid at the Company’s regular payroll periods and in accordance with its regular payroll practices, commencing on the next regular payday which is at least five (5) business days following the effective date of the Agreement and Release, subject to Sections VI(C) and VII(A)(5), but the first payment shall be retroactive to the day immediately following the Termination Date.  Any earned pro-rated annual bonus for which a Participant is eligible under Section VI(A)(2) shall be payable, subject to Sections VI(C) and VII(A)(5), on the later of the date annual bonuses are paid to all active bonus participants including active officers, in the bonus plan for the fiscal year in which Participant has a Qualified Termination or the next regular payday which is at least five (5) business days following the effective date of the Agreement and Release.

C.            Notwithstanding the foregoing, if at the time of the Participant’s separation from service, the Participant is a “specified employee,” as hereinafter defined, any and all amounts payable under this Section VI in connection with such separation from service that constitute deferred compensation subject to Section 409A, as determined by the Company in its sole discretion, and that would (but for this sentence) be payable within six (6) months following such separation from service, shall instead be paid on the date that follows the date of such separation from service by six (6) months.  For purposes of the preceding sentence, “separation from service” shall be determined in a manner consistent with subsection (a)(2)(A)(i) of Section 409A and the term “specified employee” shall mean an individual determined by the Company to be a specified employee as defined in subsection (a)(2)(B)(i) of Section 409A.

VII.                          CONDITIONS OF RECEIVING PLAN BENEFITS

A.  The Agreement and Release.

(1)               A Participant who has been informed that he/she will be subject to a Qualifying Termination will be provided by the Company an Agreement and Release in the form of attached to this Plan as Exhibit A.  In order to qualify for benefits under this Plan, the Participant must sign, date and return the Agreement and Release in a timely manner and it must become effective in accordance with its terms and this Plan.  The Agreement and Release must be signed and returned no earlier than the day immediately following the Termination Date and no later than the twenty-first (21st) calendar day following the Termination Date, except in the event that a Participant who is age 40 or older has a Qualifying Termination that is part of a Termination Program, as provided in Section VII(A)(2), immediately below.

(2)               In the event that a Participant who is age 40 or older is subject to a Qualifying Termination in conjunction with one or more other Participants as a result of a reorganization or a reduction in force or other involuntary termination program (a “Termination Program”), the Company will provide the Participant a memorandum containing information regarding the job titles and ages of those selected, and those not selected, for the Termination Program in accordance with the federal Older Workers Benefit Protection Act (the “OWBPA Memorandum”).  Such a Participant will be entitled to consider the Agreement and Release for forty-five (45) calendar days following the later of the Participant’s Termination Date or the date the Participant receives the OWBPA Memorandum.  In order to qualify for benefits under this Plan, the Participant must sign and return the Agreement and Release after both the Participant’s Termination Date and the Participant’s receipt of the OWBPA Memorandum have occurred, but no later than the forty-fifth (45th) calendar day following his/her Termination Date or the date s/he receives the OWBPA Memorandum, whichever occurs second.

(3)               A Participant who is age 40 or older on his/her Termination Date, regardless of whether the Participant is entitled to a twenty-one (21) calendar day consideration period under Section VII(A)(1) or a forty-five (45) calendar day consideration period under Section VII(A)(2), may revoke the Agreement and Release at any time during the seven calendar day period that immediately follows the date the Participant signs the Agreement and Release, provided that the Participant sends a written notice of revocation to the Senior Vice President, Human Resources during that seven (7) calendar day period.  In the event the Participant revokes the Agreement and Release in writing in a timely manner, the Agreement and Release shall be void and of no force or effect and the Participant shall not be eligible to receive benefits of any kind under this Plan.  If the Participant does not revoke the Agreement and Release, it will take effect on the eighth calendar day following the date of the Participant’s signing.

(4)   In the case of a Participant who is less than age 40 on his/her Termination Date, the Agreement and Release will take effect on the date the Participant signs and returns the Agreement and Release to the Company.

(5)   Subject to the terms and conditions of this Plan, including, without limitation, Section VI(C) and this Section VII(A), any payments, including any provision or continued benefits, made under this Plan (whether such payments or benefits are paid or provided, in whole or in part, pursuant to this Plan or in conjunction with any other agreement, arrangement or policy) which the Company determines constitute nonqualified deferred compensation subject to Section 409A and that would otherwise be paid during the sixty (60) day period following a Participant’s Qualifying Termination shall instead be accumulated and paid, if at all, subject to the Participant’s having previously and timely signed, returned, and not revoked the Agreement and Release, on the next regular payday after the sixtieth (60th) day following the Participant’s Qualifying Termination.  For the avoidance of doubt, the required delay described in the immediately preceding sentence shall not apply to any amounts that are exempt from Section 409A (for example, but without limitation, by reason of the separation-pay-plan exemption at Section 1.409A-1(b)(9)(iii) of the Treasury Regulations under Section 409A).

(6)               Please Note:  The Agreement and Release contains legally binding obligations and the Company advises each Participant to consult an attorney before signing the Agreement and Release.

B.  Post-Employment Restrictions.

(1)  Introduction.  In order to qualify for receipt of benefits under this Plan, in addition to other qualifications set forth in this Plan, the Participant must comply fully with all of the obligations set forth in this Section VII(B) (the “Post-Employment Restrictions”) from and after the date the Participant is informed of the Company’s decision to terminate his/her employment in a Qualifying Termination.

a.                                      Non-Compete.  Until the expiration of the later of (i) the period of severance pay provided to the Participant under this Plan; or (ii) twelve (12) months following the Termination Date (in the aggregate, the “Restricted Period”), with such Restricted Period to be tolled on a day-to-day basis for each day during which the Participant participates in any activity in violation of the restrictions set forth in this Section VII(B)(1)(a), the Participant will not, directly or indirectly, alone or in association with others, anywhere in the Territory, own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, investor, principal, joint venturer, shareholder, partner, director, consultant, agent or otherwise with, or have any financial interest (through stock or other equity ownership, investment of capital, the lending of money or otherwise) in, any business, venture or activity that directly or indirectly competes, or is in planning, or has undertaken any preparation, to compete, with the Business of the Company or any of its Immediate Affiliates (any Person who engages in any such business venture or activity, a “Competitor”), except that nothing contained in this Section VII(B)(1)(a) shall prevent the Participant’s wholly passive ownership of two percent (2%) or less of the equity securities of any Competitor that is a publicly-traded company.  For purposes of this Section VII(B)(1), “Business of the Company or any of its Immediate Affiliates” is that of arts and crafts specialty retailer providing materials, ideas and education for creative activities, as well as any other business that the Company or any of its Immediate Affiliates conducts or is actively planning to conduct at any time during the twelve (12) months immediately preceding the Termination Date; provided, that the term “Competitor” shall not include any business, venture or activity whose gross receipts derived from the retail sale of arts and crafts products (aggregated with the gross receipts derived from the retail sale of arts and crafts projects of any related business, venture or activity) are less than ten percent (10%) of the aggregate gross receipts of such businesses, ventures or activities. For purposes of this Section VII(B)(1)(a), the “Territory” is comprised of those states within the United States and those provinces of Canada, and any other geographic area in which the Company or any of its Immediate Affiliates was doing business or actively planning to do business at any time during the twelve (12) months immediately preceding the Termination Date.

b.                                      Non-Solicitation of Employees and Contractors. The Participant must agree that during the Restricted Period, with such Restricted Period to be tolled on a day-to-day basis for each day during which the Participant participates in any activity in violation of the restrictions set forth in this Section VII(B)(1)(b), the Participant shall not, and shall not assist any other Person to, (x) hire or solicit for hire any employee of the Company or any of its Immediate Affiliates or seek to persuade any employee of the Company or any of its Immediate Affiliates to discontinue employment or (y) solicit or encourage any independent contractor providing services to the Company or any of its Immediate Affiliates to terminate or diminish its relationship with them; provided, however, that these restrictions shall apply only with respect to employees of, and independent contractors providing services to, the Company or one of its Immediate Affiliates, who were doing such on the Termination Date or at any time during the nine (9) months immediately preceding the Termination Date.

c.                                       Non-Solicitation of Distributors and Vendors. The Participant must agree that during the Restricted Period, with such Restricted Period shall be tolled on a day-to-day basis for each day during which the Participant participates in any activity in violation of the restrictions set forth in this Section VII(B)(1)(c), the Participant shall not directly or indirectly solicit or encourage any distributor or vendor to the Company or any of its Immediate Affiliates to terminate or diminish its relationship with the Company or any of its Immediate Affiliates; provided, however, that these restrictions shall apply only with respect to those distributors and vendors who are doing business with the Company or any of its Immediate Affiliates on the Termination Date or at any time during the twelve (12) months immediately preceding the Termination Date.

d.                                      Remedies.  In the event of a breach or threatened breach by the Participant of any of the covenants contained in Sections VII(A)(1), (B)(1)(a) -(c) or the Company’s confidential information (as further set forth in Exhibit A), in addition to any remedies available to the Company pursuant to any other agreement between the Participant and the Company, the Company shall be entitled to:

(i)                                     immediately terminate Participant’s right to receive any further severance benefits under Section VI(A) above;

(ii)                                  seek reimbursement for the severance benefits provided to Participant under Section VI, except for the first installment of severance pay pursuant to Section VI(A)(1); and

(iii)                               seek, in addition to other available remedies, a temporary or permanent injunction from a court of law or other equitable relief against such breach or threatened breach, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.

VIII.                     TERMINATION OF PLAN BENEFITS

Notwithstanding anything to the contrary contained in this Plan, benefits for which a Participant has qualified and is receiving under this Plan shall terminate under the following circumstances:

A.            If the Participant accepts employment with the Company or one of its Affiliates, a Successor or a Purchaser after qualifying for benefits under this Plan, all such benefits shall cease as of the date the Participant commences such employment.

B.            In the event that the Company determines that the Participant has breached the Agreement and Release or has violated any obligation under Section VII hereof or otherwise breached any material provision of any written agreement with the Company or any of its Affiliates.  Further, in case of a breach, the Company may seek reimbursement for severance pay and the severance benefits already paid or provided to Participant, except for the first installment of severance pay.  In addition, the Company may offset any such severance benefits already provided to Participant against any remuneration owed by the Company to the Participant.

C.            As set forth in Section VII(B)(1)(d).

IX.                              GENERAL INFORMATION CONCERNING THE PLAN

A.                  The Company pays the full cost of benefits provided under this Plan from its general assets and the right of a Participant to receive any payment hereunder shall be an unsecured claim against the general assets of the Company.  The Plan at all times shall be entirely unfunded.

B.                  Notwithstanding anything to the contrary contained herein, benefits to which a Participant is otherwise entitled under this Plan shall be reduced by any other payments or benefits to which the Participant is entitled under applicable law as a result of termination of his/her employment, including without limitation any federal, state or local law with respect to plant closings, mass layoffs or the like, but exclusive of any unemployment benefits to which the Participant is entitled under applicable law.

C.                  Benefits under this Plan are not assignable or subject to alienation. Likewise, benefits are not subject to attachments by creditors or through legal process against the Company or any employee or any person claiming through an employee.

D.                  Notwithstanding anything to the contrary contained herein, any and all payments to be provided hereunder to or on behalf of any Participant are subject to reduction to the extent required by applicable statutes, regulations, rules and directives of federal, state and other governmental and regulatory bodies having jurisdiction over the Company.

E.                  This Plan does not constitute a contract of employment for a specific term or otherwise alter the at-will nature of the employment relationship between any employee and the Company or any of its Affiliates.

X.                                   DEFINITIONS

Words or phrases, which are initially capitalized or within quotation marks shall have the meanings provided in this Section X and as provided elsewhere in this Plan. For purposes of this Plan, the following definition applies:

A.                                    An “Affiliate” means an individual, corporation and other entity directly or indirectly controlling, controlled by or under common control with the

Company, where control may be by management authority, equity interest or otherwise.

B.                              “Cause” shall mean the following events or conditions, as determined by the Board of Directors of the Company in its reasonable judgment:  (i) the Participant’s refusal or failure to perform (other than by reason of disability), or material negligence in the performance of his or her duties and responsibilities to the Company or any of its Affiliates, or refusal or failure to follow or carry out any reasonable direction of the Board of Directors of the Company, and the continuance of such refusal, failure or negligence for a period of ten (10) calendar days after written notice delivered by the Company to the Participant that specifically identifies the manner in which the Participant has failed to perform his or her duties; (ii) the material breach by the Participant of any provision of any material agreement between the Participant and the Company or any of its Affiliates; (iii) fraud, embezzlement, theft or other dishonesty by the Participant with respect to the Company or any of its Affiliates; (iv) the conviction of, or a plea of guilty or nolo contendere by, the Participant to any felony or any other crime involving dishonesty or moral turpitude; (v) any other conduct that involves a breach of fiduciary duty to the Company on the part of the Participant; or (vi) Participant’s violation of a Company policy, rule or code of conduct that could expose the Company to civil or criminal liability or pose a risk of damaging the Company’s business or reputation.

C.                              “Disability” means a Participant’s mental or physical impairment that has prevented the Participant from performing substantially all of the duties and responsibilities of his/her position for at least 180 days in any 365 consecutive days, as a result of which employment is terminated by the Company.

D.                              “Immediate Affiliates” means those Affiliates which are one of the following: (i) a direct or indirect subsidiary of the Company, (ii) a direct or indirect parent of the Company or (iii) a direct or indirect subsidiary of such a parent.

E.                               “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or any of its Affiliates.

F.                                “Termination Date” means the date on which the Participant’s employment with the Company terminates.

XI.                  ADMINISTRATION, CLAIMS PROCEDURE AND GENERAL INFORMATION

A.                                    The Company reserves the right to amend, modify and terminate this Plan at any time by a written instrument signed by the Board or its designee. There are no vested benefits under this Plan. Also, the Company, as the Plan administrator within the meaning of ERISA, reserves full discretion to administer the Plan in all of its details, subject to the requirements of law. Company shall have such discretionary powers as are necessary to discharge its duties. Any interpretation or determination that the Company makes regarding this Plan, including without limitation determinations of eligibility, participation and benefits, will be final and conclusive, in the absence of clear and convincing evidence that the Company acted arbitrarily and capriciously.

B.                                    Anyone who believes he/she is being denied any rights under this Plan may file a claim in writing with the Company, as Plan administrator, addressed to the attention of the Senior Vice President, Human Resources. If the claim is denied, in whole or in part, the Plan administrator will notify the claimant in writing, giving the specific reasons for the decision, including specific reference to the pertinent Plan provisions and a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is necessary. The written notice will also advise the claimant of his/her right to request a review of the claim and the steps that need to be taken if the claimant wishes to submit the claim for review. If the Plan administrator does not notify the claimant of its decision within 90 calendar days after it had received the claim (or within 180 calendar days, if special circumstances exist requiring additional time, and if the claimant had been given a written explanation for the extension within the initial 90-calendar day period), the claimant should consider the claim to have been denied. At this time the claimant may request a review of the denial of his/her claim.

C.                                    A request for review must be made in writing by the claimant or his/her duly authorized representative to the Company, as Plan administrator, within 60 calendar days after receipt of notice of denial. As part of the claimant’s request, the claimant may submit written issues and comments to the Plan administrator, review pertinent documents, and request a hearing. The Plan administrator’s written decision will be made within 60 calendar days (or 120 calendar days if a hearing is held or if other special circumstances exist requiring more than 60 calendar days and written notice of the extension is provided to the claimant within the initial 60-calendar day period) after the claimant’s request has been received. Again, the decision will include specific reasons, including references to pertinent Plan provisions.

[Signature page follows immediately.]

IN WITNESS WHEREOF, Michaels Stores, Inc. has caused this Plan to be executed as of the date first above written.

MICHAELS STORES, INC.

By:	/s/ Shawn E. Hearn

Name:	Shawn E. Hearn

Title:	Senior Vice President — Human Resources

Exhibit A

AGREEMENT AND RELEASE

SEVERANCE AGREEMENT AND RELEASE OF CLAIMS

I,                 , the undersigned, am entering into this Separation Agreement and Release of Claims (this “Agreement”) with Michaels Stores, Inc. (the “Company”).

WHEREAS, I was employed by the Company as              and, in that position, was a Participant, as defined in the Michaels Stores, Inc. Severance Pay Plan (the “Plan”); and

WHEREAS, the termination of my employment with the Company on            (the “Separation Date”) is a Qualifying Termination for purpose of the Plan; and

WHEREAS, my acceptance of this Agreement in a timely and effective manner and my meeting of my obligations under it are conditions to my eligibility to receive severance benefits as defined in this Agreement and under the Plan, to which I would not otherwise be entitled; and

NOW, THEREFORE, in consideration of the foregoing premises and for the purpose of qualifying for severance benefits in accordance with this Agreement and under the Plan, I agree with the Company as follows:

1.                                      Definitions.  Capitalized terms used in this Agreement shall have the respective meanings set forth below or elsewhere in this Agreement.  Any capitalized term not defined in this Agreement shall have the meaning ascribed to it in the Plan.  Certain definitions from the Plan are reproduced below for the convenience of the parties.

(a)                                 An “Affiliate” means an individual, corporation or other entity directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise.

(b)                                 “Confidential Information” means, without limitation, such information relating to (i) the development, research, testing, manufacturing, marketing and financial activities of the Company and its Affiliates, (ii) the products and services of the Company and its Affiliates, (iii) the costs, sources of supply, financial performance and strategic plans of the Company and its Affiliates, (iv) the identity and special needs of the customers of the Company and its Affiliates and (v) the people and organizations with whom the Company and its Affiliates have business relationships and those relationships.  Confidential Information also includes any information that the Company or any of its Affiliates have received, or may receive hereafter, belonging to customers or others with any understanding, express or implied, that the information would not be disclosed.  Confidential Information does not include information that has entered the public domain other than through my disclosure in violation of my obligations to the Company or any of its Affiliates under this Agreement or otherwise or through a third party in violation of a duty of confidentiality owed to the Company or any of its Affiliates.

(c)                                  “Immediate Affiliates” means those Affiliates which are one of the following: (i) a direct or indirect subsidiary of the Company, (ii) a direct or indirect parent to the Company or (iii) a direct or indirect subsidiary of such a parent.

Participant(s) > 40

In Termination Program-21 day-single term

1

(d)                                 “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust or any other entity or organization, other than the Company or any of its Affiliates.

2.                                      Severance Benefits under this Agreement and under the Plan.  Subject to the terms and conditions of this Agreement and pursuant to Section VI of the Plan, I will be eligible for (a)             (  ) months of severance pay in the form of base salary continuation, payable in accordance with the Company’s regular payroll practices and shall be reduced by all taxes and other amounts that are required to be withheld under applicable law or as provided for in the Plan, (b) a pro-rated annual bonus for fiscal year 20  , if earned based on actual performance for the full fiscal year, calculated for the period to the Separation Date, payable on the date annual bonuses are paid to participants including active officers, in the Company’s Bonus Plan for fiscal year 20  , (c) outplacement services by the Company selected vendor, Right Management, for a pre-determined value approved by the Company; provided I initiate procuring such services no later than ninety (90) days after the Separation Date and such services are completed within one year following the Separation Date, and (d) payments (“Welfare Benefit Payments”) during the Severance Pay Period equal to the Company-paid portion of the premium cost of my participation and that of my spouse and eligible beneficiaries, if any, in the group medical and dental plans of the Company, as pro-rated for each payroll period, multiplied by 130% (all of the foregoing, the “Severance Benefits”).  Participation in all other benefits plans shall end as of the Separation Date.  The period commencing on the Separation Date and continuing until the expiration of a number of months equal to the period of severance pay for which I may qualify under the Plan (as set forth in the immediately preceding sentence) is the “Severance Pay Period.”  I understand that my executing, and not revoking, this Agreement is the material inducement of, and condition to, the Company offering the Severance Benefits

3.                                      Timing and Certain Conditions to Receipt of Severance Benefits:

(a)                                 Commencement of Obligations under this Agreement.  It is expressly understood and agreed that my obligations under Section 7 and Section 8 of this Agreement shall commence on the earlier to occur of the Separation Date or the date I first receive this Agreement (the “Commencement Date”), although the Commencement Date shall be no earlier than the date I am first informed of the termination of my employment.  Without limiting the generality of the foregoing, I understand that I must comply with these obligations even before the effective date of this Agreement in order to be eligible to accept this Agreement and receive the Severance Benefits, and that I may only sign this Agreement on or after the Separation Date.  If I fail to comply in full with any of my obligations under Section 7 or Section 8 of this Agreement at any time from the Commencement Date through the effective date of this Agreement, the offer and provision of the Severance Benefits shall automatically cease, and the Company shall be relieved of its obligations under Section 2 of this Agreement, except as provided for herein in this Section, and may, in addition to any other remedies available to it, seek reimbursement for Severance Benefits already paid.  Nonetheless, I acknowledge that I shall be entitled to keep the first installment of severance payments described in Section 2(a) that are paid under the terms of this Agreement.  Further, and in addition to seeking reimbursement as referenced in this Section 3(a), in the event of any such failure to comply with my obligations

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hereunder, the Company may offset any such Severance Benefits already provided to me against any benefits or amounts owed to me by the Company under the Surviving Agreements, as defined in Section 11(a) (excluding, for the avoidance of doubt, any final compensation described in Section 4(a) of this Agreement), to the extent (i) that such benefits or amounts are not otherwise fully vested thereunder and (ii) permitted by applicable law.

(b)                                 Obligations as a Condition of Receipt of Severance Benefits.  The obligation of the Company to make payments and provide benefits to me in accordance with this Agreement and under the Plan is expressly conditioned on my continued full performance of my obligations under this Agreement, including without limitation under Section 7 and Section 8 hereof.

4.                                      Acknowledgement of Full Payment.

(a)                                 I acknowledge that, except for (x) wages due to me through the Separation Date only as they relate to the pay period on which the Separation Date falls, (y)  the unpaid reimbursement of business expenses incurred by me prior to the Separation Date which are properly documented and submitted to the Company within five (5) days after Separation Date; and (z) any accrued but unpaid vacation I had earned but not used through the Separation Date, each of which shall be paid according to the Company’s standard payroll practices within six (6) days following the Separation Date (or with respect to (y), within thirty (30) days of my submission of such expenses and any necessary documentation and substantiation), I have been paid in full any and all compensation due me from the Company or any of its Affiliates, whether for services provided or otherwise, through the Separation Date and that, exclusive of any Severance Benefits for which I qualify in accordance with the terms and conditions of this Agreement and under the Plan, as set forth in Section 2 of this Agreement, nothing further is owed to me.  Without limiting the generality of the foregoing acknowledgement, I specifically acknowledge, except as set forth in this Section 4(a), that I have received (i) all wages due through the Separation Date, (ii) reimbursement for any business expenses I had incurred through the Separation Date that are eligible for reimbursement under applicable Company policies, and (iii) payment of all bonus or other incentive compensation due me, exclusive only of any pro-rated earned bonus for which I may be eligible under this Agreement or under the Plan for the year in which my employment with the Company terminated.

(b)                                 I also represent and warrant that I am not entitled to any payments (in cash or equity) or any other benefits under any representation, agreement or understanding, whether oral or written, or any plan, program or arrangement of any kind, with the Company or any of its Affiliates as a result of the termination of my employment and I hereby waive irrevocably any such entitlement, should it exist, except as provided for in this Agreement.

5.                                      Reduction of Severance Benefits for Certain Statutory Payments. I acknowledge that Severance Benefits to which I may otherwise be entitled under this Agreement or under Plan shall be reduced by any payments or benefits to which I may be entitled under applicable law as a result of termination of my employment, including without limitation any federal, state or local law with respect to plant closings, mass layoffs or group benefit plan

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continuation following termination or the like, but excluding any unemployment benefits to which I may be eligible under applicable law.

6.                                      Status of Employee Benefits, Paid Time Off and Stock Options.  Except for any right I may have provided under Section 2 of this Agreement or any right I may have under the federal law known as “COBRA” to continue my participation and that of my qualified beneficiaries in any Company plan to which COBRA is applicable (such as, by way of example only, a dental or vision plan, if made available by the Company) following the Separation Pay Period, my participation in all Company employee benefit plans will end as of the Separation Date, in accordance with the terms of those plans.  I also acknowledge that I will not continue to earn vacation, paid time off or other similar benefits after the Separation Date.  My rights and obligations with respect to any equity granted to me by the Company or any of its Immediate Affiliates which had vested as of the Separation Date shall be governed by any applicable equity participation plans and any agreements and other requirements and limitations applicable to such equity or to Company employees who have been granted equity in connection with their employment.  All equity granted to me by the Company which remained unvested as of the Separation Date shall have been cancelled and shall have terminated as of that date.

7.                                      Ancillary Covenants.  The covenants set forth below are ancillary to this Agreement with the Company, which concerns the termination of my employment and my qualification for the Severance Benefits.  My acceptance of these covenants and my complying with my obligations under them are a condition to my eligibility to receive the Severance Benefits.

(a)                                 Acknowledgement of the Company’s Interest and the Adequacy of the Consideration for the Covenants.  I acknowledge the importance to the Company and its Immediate Affiliates of protecting their legitimate business interests, including without limitation the valuable Confidential Information (as defined in Section 1 above) and goodwill that they have developed or acquired at considerable expense.  I acknowledge that, in my employment with the Company, the Company has granted me access to Confidential Information that, if it were disclosed, would assist in competition against the Company and its Affiliates, including without limitation proprietary customer information, and that I also have generated goodwill for the Company and its Affiliates in the course of my employment.  I further acknowledge and I agree that the restrictions on my activities set forth below are necessary to protect the goodwill, Confidential Information and other legitimate interests of the Company and its Affiliates and that my acceptance of these restrictions is a condition of my receipt of the Severance Benefits, to which I would not otherwise be entitled, and such Severance Benefits, together with the access to Confidential Information granted to me by the Company and other good and valuable consideration, are good and sufficient consideration to support my agreement to and compliance with these covenants.

(i)                                     Non-Compete.  From the Commencement Date until the expiration of the later of (i) the Severance Pay Period; or (ii) twelve (12) months following the Separation Date (in the aggregate, the “Restricted Period”), with such Restricted Period to be tolled on a day-to-day basis for each day during which I participate in any activity in violation of the restrictions set forth in herein, I will not, directly or indirectly, alone or in

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association with others, anywhere in the Territory, own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, investor, principal, joint venturer, shareholder, partner, director, consultant, agent or otherwise with, or have any financial interest (through stock or other equity ownership, investment of capital, the lending of money or otherwise) in, any business, venture or activity that directly or indirectly competes, or is in planning, or has undertaken any preparation, to compete, with the Business of the Company or any of its Immediate Affiliates (any Person who engages in any such business venture or activity, a “Competitor”), except that nothing contained in this Section 7(a)(i) shall prevent my wholly passive ownership of two percent (2%) or less of the equity securities of any Competitor that is a publicly-traded company.  For purposes of this Section 7(a)(i), “Business of the Company or any of its Immediate Affiliates” is that of arts and crafts specialty retailer providing materials, ideas and education for creative activities, as well as any other business that the Company or any of its Immediate Affiliates conducts or is actively planning to conduct at any time during the twelve (12) months immediately preceding the Separation Date; provided, that the term “Competitor” shall not include any business, venture or activity whose gross receipts derived from the retail sale of arts and crafts products (aggregated with the gross receipts derived from the retail sale of arts and crafts projects of any related business, venture or activity) are less than ten percent (10%) of the aggregate gross receipts of such businesses, ventures or activities. For purposes of this Section 7(a)(i), the “Territory” is comprised of those states within the United States, those provinces of Canada, and any other geographic area in which the Company or any of its Immediate Affiliates was doing business or actively planning to do business at any time during the twelve (12) months immediately preceding the Separation Date.

(ii)                                  Non-Solicitation of Employees and Contractors. During the Restricted Period, with such Restricted Period to be tolled on a day-to-day basis for each day during which I participate in any activity in violation of the restrictions set forth in this Section 7(a)(ii), I shall not, and shall not assist any other Person to, (x) hire or solicit for hire any employee of the Company or any of its Immediate Affiliates or seek to persuade any employee of the Company or any of its Immediate Affiliates to discontinue employment or (y) solicit or encourage any independent contractor providing services to the Company or any of its Immediate Affiliates to terminate or diminish its relationship with them; provided, however, that these restrictions shall apply only with respect to employees of, and independent contractors providing services to, the Company or one of its Immediate Affiliates, who were doing such on the Separation Date or at any time during the nine (9) months immediately preceding the Separation Date.

(iii)                               Non-Solicitation of Distributors and Vendors. During the Restricted Period, with such Restricted Period to be tolled on a day-to-day basis for each day during which I participate in any activity in violation of the restrictions set forth in this Section 7(a)(iii), I shall not directly or indirectly solicit or encourage any distributor or vendor to the Company or any of its Immediate Affiliates to terminate or diminish its relationship with the Company or any of its Immediate Affiliates; provided, however, that these restrictions shall apply only with respect to those distributors and vendors who are doing business with the Company or any of its Immediate Affiliates on the Separation Date

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Date or at any time during the twelve (12) months immediately preceding the Separation Date.

(b)                                 Notification Requirement.  I agree that, during the Restricted Period, I will provide the Company notice in writing of any change in my address and of each new job or other business activity in which I plan to engage if it is related to the Business of the Company and its Immediate Affiliates.  I further agree to provide such notice at least fifteen (15) business days prior to beginning any such job or activity.  Such notice shall state the name and address of the Person to whom I propose to provide services and the nature of my position with that Person.  I agree to provide the Company with such other pertinent information concerning such new job or other business activity as the Company may reasonably request in order to determine my continued compliance with my obligations under this Agreement.  I further agree to notify any Person to whom I intend to provide services, as an employee, independent contractor or otherwise, of my obligations under this Agreement and hereby consent to notification by the Company or its agents to any such Persons about my obligations under this Agreement.

8.                                      Other Obligations.

(a)                                 Agreement Not to Use or Disclose Confidential Information.  I agree that I shall not at any time disclose to any Person or use any Confidential Information that I obtained incident to my service to, or any other association with, the Company or any of its Affiliates or any of their predecessors or successors, other than as required by applicable law or legal process (e.g., a subpoena or court order) after notice to the Company and a reasonable opportunity for the Company to seek protection of the Confidential Information prior to any such disclosure.

(b)                                 Agreement of No Public Comment and Non-Disparagement.  I agree that I will not make any public statement or comment concerning the Company or any of its Affiliates, their direct or indirect investors, their management, their products and services or their businesses and agree that this restriction applies whether communication is oral or in writing, whether made directly or indirectly, and includes without limitation communication to or through the media (print, electronic or otherwise).  I further agree that I will not disparage or criticize the Company or any of its Affiliates, their direct or indirect investors, management, products and services or businesses, not only through public statement or comment, but also to any of the employees of the Company or any of its Affiliates, or to any Person with whom the Company or any of its Affiliates is doing, or is planning to do, business.  I agree to keep the negotiations leading to, as well as the terms of, this Agreement confidential.  I further agree that I have not disclosed and will not disclose such terms to any third party other than my attorneys, accountants, and members of my immediate family, and then only on condition that they agree not to further disclose this Agreement or any of its terms to others.  Notwithstanding the foregoing, I may reveal the terms of this Agreement if I am required to disclose them by a court order.

(c)                                  Return of Company Property. I represent and warrant that I have returned to the Company any and all documents, materials and information (whether in

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hardcopy, on electronic media or otherwise) related to the business (present or otherwise) of the Company or any of its Affiliates and all other property of the Company or any of its Affiliates in my possession or control, including without limitation keys, access cards, credit cards, computer, telephone and other office equipment.  Further, I represent and warrant that I have not retained any copy of any document, material or information of the Company or any of its Affiliates (other than documentation provided expressly for my personal use and retention, such as, by way of example and not limitation, documentation concerning my participation in Company benefit plans).  I also agree that I will not, for any purpose, attempt to access or use any computer or computer network or system of the Company or any of its Affiliates after the Separation Date, unless expressly requested to do so by an authorized representative of the Company.  Further, I represent and warrant that I have disclosed to the Company all passwords necessary or desirable to obtain access to, or that would assist in obtaining access to, any information which I have password-protected on any of the computer equipment or computer network or system of the Company or any of its Affiliates.

(d)                                 Employee Cooperation.  I agree that, during the Severance Pay Period, and without additional compensation, I will provide to the Company, promptly on its request, advice and consultation with respect to my former duties and responsibilities.  I also agree, during the Severance Pay Period and thereafter, to cooperate with the Company with respect to all matters arising during or related to my employment, including without limitation matters in connection with any governmental investigation, litigation or regulatory or other proceeding which may have arisen or which may arise following the signing of this Agreement.  I understand that the Company will make reasonable efforts not to materially interfere with the timing of any employment or other business obligations I may have.  While it is agreed that I will not be entitled to compensation for any such cooperation during the Severance Pay Period, the Company will reimburse my out-of-pocket expenses incurred in complying with the Company’s requests hereunder, provided such expenses are authorized by the Company in advance and the Company will pay me a reasonable hourly or per diem rate for any such cooperation requested by the Company after the Severance Pay Period ends, exclusive of any time spent in testifying as a fact witness in any legal proceeding.

9.                                      Enforcement.  I acknowledge that I have carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed on me pursuant to Sections 7 and 8 of this Agreement.  I agree that those restraints are necessary for the reasonable and proper protection of the Company and its Affiliates and that each and every one of the restraints is reasonable with respect to subject matter, length of time and geographic area.  I further acknowledge that, were I to breach any of the covenants contained in Section 7 or Section 8 of this Agreement, the damage to the Company and its Affiliates would be irreparable.  Further, I freely acknowledge that the restrictions contained in Sections 7 and 8 will not, individually or in the aggregate, prevent me from earning a livelihood while they are in effect.  I therefore agree that the Company, in addition to any other remedies available to it under this Agreement, pursuant to any other agreement between me and the Company, or at law, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by me of any of the obligations set forth in Section 7 or Section 8 of this Agreement, without having to post bond, together with an award of its reasonable attorney’s fees incurred in enforcing its rights hereunder.  I further agree with the Company that, in the event that any

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provision of Section 7 or Section 8 of this Agreement shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.  I also agree that each of the Affiliates shall have the right to enforce all of my obligations to the Affiliate under this Agreement.  No claimed breach of this Agreement or other violation of law attributed to the Company shall operate to excuse me from the performance of my obligations under Section 7 or Section 8 of this Agreement.

10.                               Release of Claims.  For and in consideration of the Severance Benefits to be provided to me in connection with my separation from employment with the Company as set forth in this Agreement and in the Plan, to which I would not otherwise be entitled, and as a condition of my receipt of those Severance Benefits, I, on my own behalf and on behalf of my heirs, beneficiaries, executors, administrators, assigns and representatives, and all others connected with or claiming through me, hereby release and forever discharge the Company and its Affiliates and all of the respective past, present and future shareholders, officers, directors, general and limited partners, members, managers, employees, agents, predecessors, successors and assigns of the foregoing, and all others connected with any of them, and any and all benefit plans maintained by the Company and its Affiliates and all present and former representatives, agents, trustees, fiduciaries and administrators of such plans, all of the foregoing, both individually and in their official capacities, from any and all causes of action, rights, claims and liabilities of any nature whatsoever, whether known or unknown, which I had in the past, now have or might now have, through the Separation Date, in any way related to, connected with or arising out of my employment with the Company, the cessation thereof or my other association with the Company or any of its Affiliates, or based on any federal, state or local law, regulation or other requirement.  Without limiting the foregoing, this general release of claims includes any claims I may have through the Separation Date pursuant to the federal Age Discrimination in Employment Act, 29 U.S.C. Section 621 et seq., Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Fair Credit Reporting Act and/or state equivalent law, and/or the wage and hour and wage payment and fair employment practices laws and statutes of the state or states in which I have provided services to the Company.  I acknowledge that signing this Agreement does not limit or otherwise interfere with my right to file a charge or participate in or to cooperate with an investigation or proceeding initiated with or conducted by the Equal Employment Opportunity Commission (the “EEOC”) or other appropriate federal, state or local government agency enforcing federal, state or local laws, guidance, ordinances or regulations.  I understand, however, that I am releasing the right to any monetary recovery or relief should the EEOC or any other agency pursue claims on my behalf.  Excluded from the scope of this general release of claims are any rights I have to indemnification under the charter, by-laws or other governing documents of the Company or any of its Affiliates; any vested benefits I have under the Company’s qualified retirement plan or other benefit plans as of the Separation Date, as defined below in Section 11(a); and any rights arising under this Agreement or the Plan following the effective date of this Agreement.

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11.                               Entire Agreement, Amendments, Waivers and Governing Law.

(a)                                 This Agreement constitutes the entire agreement between me and the Company, and supersedes all prior and contemporaneous agreements and understandings, written or oral, concerning my employment, its termination and all related matters, excluding only the (LIST STOCK AGREEMENTS) and any obligations that I have to the Company or any of its Affiliates concerning protection of confidential information, assignment of rights to inventions or other intellectual property, or covenants against competition or solicitation of employees, independent contractors, customers, vendors, distributors or others, any outstanding loans or other financial obligations that I have to the Company or any of its Affiliates or under any benefit plan maintained by the Company or any of its Affiliates, my obligations under the Plan and my obligations, if any, with respect to the securities of the Company or any of its Immediate Affiliates all of which shall remain in full force and effect in accordance with their terms (together, the “Surviving Agreements”).  To the extent that this Agreement and the terms in the Surviving Agreements conflict, the terms and provisions of this Agreement govern and shall be given their full force and effect.  This Agreement cannot be changed except pursuant to a written agreement executed by the Parties.

(b)                                 This Agreement may not be modified or amended and no breach shall be deemed to be waived unless in writing signed by me and an expressly authorized representative of the Company.  I understand and agree that the obligation of the Company to make payments and provide benefits to me under this Agreement or the Plan is expressly conditioned on my continued full performance of my obligations under this Agreement and under the Plan.

(c)                                  If any provision or term of this Agreement is held to be illegal, invalid, or unenforceable, such provision or term shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement.  Furthermore, in lieu of each such illegal, invalid, or unenforceable provision or term there shall be added automatically as a part of this Agreement another provision or term as similar to the illegal, invalid, or unenforceable provision as may be possible and that is legal, valid, and enforceable.

(d)                                 One or more waivers of a breach of any covenant, term, or provision of this Agreement by me or the Company shall not be construed as a waiver of a subsequent breach of the same covenant, term, or provision, nor shall it be considered a waiver of any other then existing or subsequent breach of a different covenant, term, or provision.

(e)                                  The captions and headings in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

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(f)                                   This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without giving any effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction, except where preempted by Federal law.  To the extent that I and the Company have executed the mutual agreement to arbitrate, a copy of which is attached hereto, I acknowledge and agree that the terms of that arbitration agreement would govern the enforcement of this Agreement; provided, however, that any such arbitration agreement will not cover claims to enforce my obligations under Section 7 or Section 8 of this Agreement by temporary or permanent injunction.

(g)                                  I warrant that I am not a Medicare beneficiary as of the date I sign this Agreement.  I am not 65 years of age and have not received 24 months of SSDI benefits.  I agree to indemnify, defend and hold the Company and any of its insurance carrier(s) from all claims, liens, Medicare conditional payments and rights to payment, known or unknown including any claim by a governmental entity.

12.                               Acceptance of this Agreement and Related Matters.

(a)                                 This Agreement creates legally binding obligations and I am therefore advised by the Company to consult an attorney prior to signing this Agreement.  I acknowledge that I also was so advised by the Company in Section VII(A)(6) of the Plan.

(b)                                 I acknowledge that I am signing this Agreement after being advised of my termination.  I further acknowledge that I understand I may take up to twenty-one (21) days from the later of the Separation Date or the date of my receipt of this Agreement to consider the terms of this Agreement.  I further acknowledge that I may not sign this Agreement until on or after the Separation Date.  In signing this Agreement, I give the Company assurance that I have signed it voluntarily, without any coercion, undue influence or threat, and with a full understanding of its terms; that I have had full and sufficient opportunity, before signing this Agreement, to consider its terms and to consult with an attorney, if I wished to do so, or to consult with any other of persons to whom reference is made in Section 8(b) of this Agreement; and that, in signing this Agreement, I do not have any contractual right or claim to the benefit described herein except as stated in this Agreement; and I have not relied on any promises or representations, express or implied, that are not set forth expressly in this Agreement or the Plan.

(c)                                  I understand that I may revoke this Agreement at any time within seven (7) days of the date of my signing by written notice to the General Counsel of the Company, and that this Agreement will take effect only upon the expiration of the seven (7) day revocation period and only if I have not timely revoked it.

13.                               Administrative Remedies.  I again acknowledge that signing this Agreement does not limit or otherwise interfere with my right to file a charge or participate in or to cooperate with an investigation or proceeding initiated with or conducted by the EEOC or other appropriate federal, state or local government agency enforcing federal, state or local laws, guidance, ordinances or regulations.  I understand, however, that I am releasing the right to any monetary recovery or relief should the EEOC or any other agency pursue claims on my behalf.

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14.                               Code Section 409A and the Patient Protection and Affordable Care Act.  The terms of this Agreement and any amounts paid hereunder are intended to be construed in such manner as to be exempt from Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”) and Treasury Regulations Sections 1.409A-1(b)(4) and (b)(9), as applicable.  To the extent any portion of the payments made pursuant to this Agreement becomes subject to Section 409A and applicable guidance issued thereunder, the Agreement shall be construed, and benefits paid hereunder, as necessary to comply with such Code Section and/or guidance.  Notwithstanding the foregoing, the Company shall not have any liability to me if any payment or benefit is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A where the conditions applicable thereunder are not satisfied.  Further, in the event that the Company’s payment of the Welfare Benefit Payments would subject it to any tax or penalty under the Patient Protection and Affordable Care Act, as amended from time to time, the “ACA”) or Section 105(h) of the Code, or applicable regulations or guidance issued under the ACA or Section 105(h) of the Code, the Company and I will work together, in good faith, consistent with the requirements for compliance with, or exemption from, Section 409A, to restructure such benefit.

[Signature page follows immediately.]

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INTENDING TO BE LEGALLY BOUND, I have signed this Agreement under seal on the date indicated below.  If I do not revoke this Agreement, then, on the eighth (8th) day following the date indicated below, this Agreement shall take effect as a legally binding agreement between me and the Company on the basis set forth above.

Signature:

Name (Printed):

Date of signing:

ACCEPTED AND AGREED:
MICHAELS STORES, INC.

By:

Name (Printed)

Title:

Date of signing:

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